CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and to the incorporation by reference of our report dated February 27, 2017 on the financial statements and financial highlights of the Crawford Dividend Growth Fund, Crawford Dividend Opportunity Fund, and Crawford Dividend Yield Fund in Post-Effective Amendment Number 391 to the Registration Statement (Form N-1A, No. 333-100654) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

April 26, 2017